Exhibit 99.2

August 23, 2010

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

We are disappointed to report a net loss for the second quarter of 2010, as we continue to face the earnings challenges presented by the struggling economy. Our loss for the most recent quarter resulted from a substantial provision to our allowance for loan losses, costs related to other real estate owned properties and problem loans, and data processing conversion costs.

At the same time, there are some encouraging signs. Some of our indicators of credit quality have leveled out. Our net interest margin improved in the second quarter compared to the first quarter of 2010, and our noninterest income rebounded following a decline last quarter. We continue to reduce our expenses, even as we incur increased FDIC insurance premiums and costs related to properties held as other real estate owned. The enclosed press release details our financial results for the quarter and year to date, and we encourage you to review it for more in-depth financial information.

The consolidation of our subsidiary banks, United Bank & Trust and United Bank & Trust – Washtenaw was completed on April 1, 2010, and the Company continues to implement other balance sheet strategies to improve its capital position. However, as of June 30, 2010, the capital of the bank remained at levels below those required by its regulators. The Company has engaged an investment banking firm to advise the Board of Directors in connection with the Company’s strategic planning and consideration of possible strategies to improve the Company’s capital position. Your Board of Directors believes that it will be in the best interests of the Company and its shareholders to improve our capital position.

We recently sent you a proxy statement in which we are requesting your approval to increase the number of authorized shares of our common stock in order to provide us with flexibility to raise capital to improve our capital position. Please carefully review the proxy materials and sign, date and return your proxy promptly. Your Board of Directors recommends that you vote for increasing the number of authorized shares of our common stock.

We appreciate your continued support, and we encourage you to contact us with your questions or comments.

Sincerely,

David S. Hickman	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

United Bancorp, Inc. ● Post Office Box 1127 ● 2723 South State Street ● Ann Arbor,  Michigan  48104 ● Phone 734.214.3700